10.52

URANIUM MINING LEASE

This Agreement made this 20th day of March 2006 by and between Robbie Nell Kamei and husband, Roland Kamei of 620 N. W. Street, P.O. Box 82, Goliad, Texas 77963 hereinafter called "Lessor" (whether one or more), and Uranium Energy Corp of 502 E. John Street, Carson City, Nevada, 89706, a Nevada Corporation, authorized to conduct business in Texas hereinafter called "Lessee."

WITNESSETH:

1.. That Lessor, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, and in further consideration of the covenants and agreements of Lessee hereinafter contained, has granted, demised, leased and let and by these presents does grant, demise, lease and let exclusively unto Lessee, its successors or assigns, the lands described herein (hereinafter called "Leased Premises"), including all necessary rights, for the purposes of exploring for vanadium, molybdenum and compounds, solutions, mixtures and source materials, or any of them, containing such substances including without limitation, uranium ore and uranium oxide ore and associated minerals and all other valuable metals, minerals and ores, whether similar or dissimilar to those mentioned, which are necessarily produced along with the ore or in solution with, or in any manner incidental to the production of the foregoing substances (hereinafter called "Leased Substances") mined, extracted, produced, saved and marketed from Leased Premises, described as follows:

188.44 acres, more or less, located in Goliad County, Texas, and being more particularly described as follows, to wit:

Being 188.44 acres, more or less, and being 17 acres, more or less, located in the Jas. Clifford Survey Abstract No.88, 129.74 acres, more or less, located in the Patrick Usher Survey, Abstract No. 281 and 41.7 acres, more or less, located in the Aaron Linville Survey, Abstract No. 184, and being the same land conveyed by R. J. Arnold to Robbie Nell Kamei by Deed dated September 21, 1977, recorded in Volume 284, Page 767 of the Deed Records of Goliad County,Texas.

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

For the purpose of calculating payments hereinafter provided for based on acreage, the land covered hereby is deemed to comprise 188.44 acres, whether it actually comprises more or less.

For the same consideration, Lessor grants to Lessee the right and privilege, at Lessee's option, to operate the Leased Premises for Leased Substances with other lands adjoining or in the vicinity thereof as a Surface Mining Unit or Solution Mining Unit in accordance with the provisions of this Lease and also, insofar as Lessor has the right and title to do so, Lessor grants and leases to Lessee said Leased Premises for all of the uses and purposes above stated.

2. This lease shall remain in effect for an initial primary term of five (5) years from this date and throughout the extended primary term provided to at Section 3 below, if the option to extend the primary term is exercised by Lessee, and for so long as Leased Substances are being mined, processed or marketed from the Leased Premises or from lands with which they may be unitized as herein provided if, at the end of said initial or extended primary term, Lessee is engaged in actual development of a mine for production of Leased Substances from the Leased Premises or from lands with which they may be unitized, but has not yet obtained actual production. Lessee shall be allowed a reasonable time within which to complete said mine development and commence actual production. If production is so commenced, this Lease shall continue as though production had commenced prior to the end of said initial or extended primary term.

No temporary cessation in production of Leased Substances from any cause shall work a termination of this Lease, but Lessee shall exercise diligence in remedying or removing the cause of temporary cessation. Lessee may also, at its sole discretion, suspend the mining of Leased Substances from the Leased Premises at any time and from time to time, but if suspension of operations is caused by loss of a market or lack of a market satisfactory to Lessee, Lessee shall use diligence in searching for a satisfactory market for the Leased Substances during any such period of suspension. Also, for periods during which production of Leased Substances is suspended, Lessee shall be obliged to pay rent as provided in Section 3 below, and such payment will continue this Lease in full force and effect.

3. On each anniversary date of this Lease during the initial primary term, Lessee shall pay Lessor as rent for the next ensuing Lease year the sum of $3.50 for each mineral acre covered by this Lease at the time such payment is due. Additionally, Lessee shall have and is hereby granted the option, without obligation to exercise same, to extend the primary term of this Lease for an additional five (5) years by paying, on the fifth anniversary date hereof, rent for the next ensuing Lease year in the amount of $50.00 for each mineral acre covered by this Lease at the time payment is due. On each anniversary date thereafter during such extended primary term, Lessee shall pay Lessor rent for the next ensuing Lease year in the amount of $5.00 for each mineral acre covered by this Lease at the time payment is due.

4. Payment of royalties which become due Lessor under this lease shall be made on or before the last day of April, July, October and January for royalty payable for the preceding calendar quarter. Lessor's royalty shall bear Lessor's proportionate share of any tax or fee levied on the ownership, mining, production, processing, severance or sale of the Leased Substances, and Lessee may, at Lessee's selection, withhold from any royalty payment Lessor's proportionate share of any such tax or fee and pay it directly to the taxing authority. The term "net proceeds" used herein shall mean the actual selling price after deduction for taxes or fees only. No royalty is reserved on Leased Substances not mined or produced in commercially useful quantities. Subject to the foregoing, Lessor reserves as royalty the following after deduction for taxes or fees only:

4.1 Royalty for uranium-bearing ores extracted by conventional surface mining, shaft mining and similar mining methods which require the physical removal of overburden and which are mined by Lessee from the Leased Premises and sold or processed and sold shall be:

(a) 8.25% of the net proceeds received by Lessor for the sale of such ores in raw, crude form; or

(b) 8.25% for such ores which are not sold in raw, crude form, but which are processed in Lessee's facilities or in a customer mill for Lessee's account, of the net proceeds received by Lessee for the sale of uranium oxide (U_3O_8), uranium concentrate ("yellowcake") or other uranium-bearing material mined and so processed and sold.

4.2 In the event that Lessee engaged in solution mining, 8.25% of the net proceeds received by Lessee for the sale of uranium oxide (U_3O_8), uranium concentrate ("yellowcake") or other uranium-bearing materiel mined and processed and sold.

4.3 For all Leased Substances other than uranium-bearing ore or uranium-bearing material, 8.25% of the net proceeds received by Lessee for the sale of such Leased Substances mined or produced and sold.

No royalty shall be payable for any Leased Substance mined or produced hereunder until the same is first sold by Lessee, except that for Leased Substances used by Lessee off the Leased Premises other than in connection with its mining operations hereunder royalty shall be paid at the same percent otherwise payable hereunder of the market value at the mine or where produced and any amount deducted pursuant to this Section 4.

Except in the event of unitization as herein provided, Lessee shall exercise its best efforts to keep ore and Leased Substances produced from the Leased Premises separate and apart from ore and Leased Substances mined and removed from other lands until such ore and Leased Substances have been measured and assayed, in order that payment of royalty to Lessor may reflect the quantity and quality of ore and Leased Substances mined and removed from the Leased Premises. In solution mining, Lessee shall measure the solution volume and mineral content thereof prior to the commingling of such solution with that produced from other lands. Measurement of solution by volume and mineral content from any Mining Unit covered under paragraph 9.2 shall likewise be accomplished prior to the commingling of such solution with that produced from other lands or Mining Units. Lessee's duty to keep from commingling shall terminate after measuring and assaying in accordance with the then prevailing standards, and Lessee shall have sole discretion to utilize standard blending practices prior to sale with respect to all ore and Leased Substances.

After proper measurements have been made, Lessee may commingle outside ore and substances with ore and Leased Substances produced hereunder for the purpose of using any plant facilities constructed on Leased Premises to refine, process or extract uranium or other substances from ore, resin, uranium-enriched lacquers (eluant) tailings or other residues.

5. All payments made under this Lease may be paid or tendered to Lessor or to Lessor's credit in the ______________________________, which bank and its successors, are hereby made the agents of Lessor to receive all royalties herein provided for and shall continue as the depository regardless of changes in the ownership of said land or the right to receive said royalties. If such bank or any successor bank should fail, liquidate or be succeeded by another bank, or for any reason fail to accept a payment, Lessee shall not be held in default for failure to make or render same until thirty (30) days after Lessor shall deliver to Lessee a proper recordable instrument naming another bank as agent to receive such payments or tenders.

All payments or tenders may be made by delivering or mailing cash, check or draft, and the depositing of such cash, check or draft in any post office addressed to the depository bank or Lessor (at Lessor's last known address as shown by Lessee's records) shall be deemed payment or tender as herein provided.

No change or division in ownership of the Leases Premises or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. No such change or division in the ownership of the Leased Premises or royalties shall be binding upon Lessee for any purpose until forty-five (45) days after the person acquiring any interest shall furnish Lessee at Lessee's principal place of business with the instrument or instruments or certified copies thereof, evidencing such change, transfer or division of ownership, provided that Lessee may at its election, recognize any such change or division prior to the expiration of said forty-five (45)-day period of time and make payment to the new owners.

If Lessor owns a lesser interest in the Leased Substances in the lands covered by this Lease than the entire and undivided fee simple estate therein, then whether or not such interest is referred to or described herein, all royalties and damages herein provided for shall be paid Lessor only in the proportion which Lessor's interest bears to the whole and undivided fee simple estate in the Leased Substances.

6. Lessee agrees to pay Lessor for the use of and/or damages to the Leased Premises the following sums:

(a) Lessee shall pay to Lessor the sum of fifty dollars ($50.00) for each exploratory hole dug or drilled on the Leased Premises. Operations in crop fields shall be conducted only after approval of lessor so as not to conflict with normal farming operations, and Lessor will not unreasonably withhold consent or approval. Damage payment within the confines of agreed crop fields shall be one hundred dollars ($100.00) for each exploratory hole drilled.

(b) In the event Lessee engages in solution mining, Lessee shall pay to Lessor a one time sum of $1000.00 dollars per acre for the use of each acre of the Leased Premises included within the confines of a production wellfield pattern for such operations by Lessee. Roads constructed by Lessee for ingress and egress to such wellfield pattern shall be considered part of the wellfield pattern.

(c) In the event Lessee engages in surface mining or any mining method which opens the surface, Lessee shall pay to Lessor the sum of 150% of the then fair market value in dollars per acre for each acre of the Leased Premises included within the confines of any open pit, shaft, stockpile, waste dump or road.

(d) Lessee shall pay Lessor the fair market value or, at Lessee's option, make a replacement of any fence, building, road, livestock or other personal property of Lessor that may be damaged or destroyed in the course of Lessee's exercise of the rights granted hereunder.

Such payment or replacement shall be accepted by Lessor as full and complete compensation for the damage, destruction or loss of use of such property. Any obligation of Lessee under the provisions of this section shall be limited to and measured by Lessor's interest in and ownership of the surface and surface improvements in respect to which any payment is provided. If Lessor owns only a separate estate in the Leased Substances, the provisions of this section shall not inure to the benefit of the owner of the surface estate as a third party beneficiary. However, Lessee agrees to bear and pay all damages to the surface arising out of Lessee's operations which Lessor, as owner of a separate mineral estate, may be legally obligated to pay.

7. Lessee shall, regardless of the method of mining utilized, conduct all its operations on the Leased Premises in compliance with applicable laws and with rules and orders of regulatory agencies having jurisdiction, including those for protection of the environment, prevention of water pollution and reclamation of the mined land.

8. The nature, manner and extent of operations, if any, by Lessee under this Lease shall always be at Lessee's sole discretion, provided only that all of said operations shall be conducted by Lessee in compliance with good mining practices. Lessor acknowledges that there shall be no implied obligation upon Lessee to commence development of the Leased Premises for production of Leased Substances, nor to develop and mine said lands at any particular rate, nor to continue operations for the production of Leased Substances.

9. Lessee is granted the right, at Lessee's option, either by itself or jointly with another operator, to create at any time during the term of this Lease, a Mining Unit to include all or any part of the Leased Premises as follows:

9.1 In the event that Lessee shall engage in surface mining, such Mining Unit may be created by pooling and combining acreage from the Leased Premises with acreage from other lands (but in no event shall the pooled area exceed ten [10] acres in size) as follows: Lessee shall prepare and file of record in the county where the lands are located, a declaration of unitization describing each of the separate tracts included within the Mining Unit and specifying the estimated recoverable Leased Substances which is then describing each of the separate tracts included within the Mining Unit and specifying the estimated recoverable Leased Substances which is contained in each tract. As a basis for said estimate of Leased Substances recoverable from the unit and the various tracts therein, Lessee shall perform such core drilling and other testing throughout the area to be utilized as is necessary to provide a reasonable and sound basis for an estimate by a competent engineer of such recoverable Leased Substances. Such unitization shall be effective on the date on which said declaration is filed unless a different effective date is specified in said declaration and shall remain in effect so long as any Lease included within the unit remains in force. Such Mining Unit shall include only lands on which Lessee, either alone or in joint operations with another or others, holds the right to operate and produce Leased Substances by ownership or Lease or other contract. Any tract not so held which is inadvertently included within the unit shall be eliminated from the unit effective as of the first day of the month in which its true status is discovered unless Lessee is able, within sixty (60) days from the date of such discovery, to secure from the owner or owners of the right to mine Leased Substances from said land a Lease or other contract giving to Lessee the right to produce Leased Substances therefrom. Upon the elimination of any tract from the Mining Unit for the reason immediately above described, the declaration of unitization shall be revised to show the total recoverable Leased Substances content of the remaining tracts and the percentage of such total allocated to the respective remaining tracts. Any undeveloped tracts upon which Lessee concludes that mining operations are impractical or which Lessee discovers do not contain Leased Substances of mineable quantity or quality may be eliminated from the unit by Lessee with appropriate revision of the declaration of unitization as above described for elimination of a tract on which Lessee does not hold the right to mine and operate. However, no tract shall be eliminated from the unit after actual mining operations upon, and removal of Leased Substances from the tract have been commenced. Lessee may, at its option, include in the Mining Unit a tract or tracts upon which it holds the requisite mining rights even though the Lessor or owner of the Leased Substances in such tract refuses or fails to give to Lessee the right to so commit the tract, provided only that all Leased Substances produced from such tract or tracts shall be included in the total production from the unit in the computation of royalty allocable to the various tracts in the unit which are fully committed. Mine development and other operations on, and production of Leased Substances from, any part of the Mining Unit so formed shall be deemed development and operations on, and production from, each and every tract within the unit for all purposes under this lease except that, for royalty payment purposes, that share of total production from the unit which is proportionate to the percentage of total recoverable Leased Substances allocated to the respective tracts by the declaration of unitization shall be deemed the production from the respective tracts instead of the actual production therefrom; provided that Lessee shall, in any event, after actual mining of Leased Substances commences, pay annually to Lessor, as royalty, a minimum of One Dollar ($1.00) per surface acre of the Leased Premises which is included in the Mining Unit. From and after the effective date of such unitization, Lessee may operate all of the lands included within the unit as though they had been included in a single lease executed by Lessor and the other owners, with full right to install and use both surface and underground facilities of whatever nature on any tract of land for use in operations on any and all other tracts of land, at the sole discretion and judgment of Lessee as to the need, usefulness and desirability thereof, so long as the Mining Unit should continue in operation. However, such unitization shall in no wise alter or reduce Lessee's obligations under the provisions of Section 6 of this Lease in connection with, or arising from, Lessee's installations of facilities upon the Leased Premises, or its destruction or depriving Lessor of the use of the surface of said lands, or its destruction or removal of Lessor's improvements. If a portion only of the Leased Premises is committed to any such Mining Unit, that portion which is not so committed shall, from the effective date of the unit, be deemed a separate Lease subject to all of the terms, provisions and conditions of this Lease provided that if there be any provision herein for a payment to Lessor on other than an average basis, such payment shall be prorated on an acreage basis to that portion of the Leased Premises included within the unit and to that portion not so included.

9.2 In the event that Lessee shall engage in solution mining, such Mining Unit may be created by pooling and combining acreage from the Leased Premises with acreage from other lands for the purpose of operating a drilling pattern setup for such solution mining. In such event, Lessee shall have the location of such drilling pattern accurately surveyed, with a determination of the position of the property line or lines of the properties involved and shall furnish a copy of such survey to Lessor. The allocation of royalties payable on Leased Substances produced from material recovered from the production well or wells involved in such drilling pattern shall (subject to the option provided for in 9.3 below) be computed on the basis of surface acreage, Lessor's portion thereof to be in the same proportion that the acreage of the Leased Premises included in such Mining Unit bears to the total acreage included in such Mining Unit. It shall be conclusively presumed that the Leased Substances produced were produced uniformly from within the boundaries of such Mining Unit.

9.3 In the event that Lessee shall engage in solution mining and has created a Mining Unit in accordance with 9.2 above, then Lessee, at Lessee's sole option, may elect to determine the estimated recoverable Leased Substances available for mining from each of the respective tracts included in the Mining Unit and the percentage of the total of such Leased Substances which is contained in each tract of the Mining Unit in the same manner as if the Leased Substances were to be recovered by surface mining as outlined in 9.1 above. In the event that Lessee exercises this option, then all of the terms and conditions included in 9.1 above insofar as they are applicable to surface mining will be applicable hereunder even though Lessee shall then be engaged in solution mining.

10. Failure by Lessee to perform or comply with any of the terms, provisions or conditions of this Lease, express or implied, shall not automatically terminate this Lease nor render it null and void; but in case of such failure, Lessor may notify Lessee in writing thereof and Lessee shall have a period of ninety (90) days after receipt of such notice within which to cure same and, except as otherwise provided in Section 11 hereof, if same shall not have been cured within such time, Lessor may seek a judicial declaration of default and conditional termination of this Lease. However, Lessee shall have only thirty (30) days after receipt of written notice of its failure to pay rent or royalty when due in which to cure same, except that if the amount of any royalty payment is in dispute, then such failure of Lessee to pay the disputed royalty shall be dealt with as provided in Section 12 below. Lessor

reserves the right to waive any default or breach of conditions contained herein, but any such waiver shall extend only to the particular breach so waived and shall not limit the rights of Lessor with respect to any future default or breach.

11. The failure to perform or to comply with any of the covenants or conditions hereof on the part of the Lessee shall not be a ground for cancellation or termination or forfeiture hereof, during such time as such failure to perform is caused or compliance is prevented by severe weather, explosion, unusual mining casualty, plant shutdown, damage to or destruction of plant or plant facility, fire, flood, rule of order of civil or military authority, delay of regulatory authority in issuing necessary permits, insurrection, riots, strikes, inability after diligent effort to obtain competent workmen or material acts of God, or any circumstances or conditions beyond the control of Lessee, whether or not similar to those specified, and Lessee shall be excused from and not held liable for such failure to perform or to comply. The provisions of this Section 11 shall not apply to any failure of Lessee to pay rent or royalty.

12. In case of suit, adverse claim, dispute or question as to the ownership of any payments (or some part thereof) to be made by Lessee under this Lease, Lessee may suspend payment thereof (or the part thereof in doubt) without interest, and shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally adjudicated or otherwise resolved, and Lessee shall have thirty (30) days after being furnished with the original instrument or instruments disposing of such suit, claim or dispute (or certified copy or copies thereof) or after being furnished with proof sufficient, in Lessee's opinion, to settle such question within which to make payment.

13. Lessor hereby warrants and agrees to defend the title to the Leased Substances and lands herein described against anyone whomsoever, provided that if Lessor's interest is specified in this Lease to be a fractional interest only, this warranty of title shall be limited to Lessor's specified interest but any after-acquired title of Lessor shall inure to the benefit of Lessee regardless of any specification of the interest now held by Lessor. Lessee may purchase or lease the rights of any party claiming any interest in said land and execute such rights at any time to discharge any mortgage, tax or other lien on said lands and be subrogated to the rights of the holder thereof, and any payments made by Lessee for such purpose may be deducted from any amounts of money payable to Lessor under this Lease.

14. The rights of either party hereunder may be assigned in whole or in part. Lessee may sublease its interest in whole or in part. In the event of an assignment by Lessee, to the extent of such assignment, Lessee shall be relieved and discharged from any liability to Lessor thereafter accruing upon any of the covenants or conditions of this Lease, either express or implied.

15. Lessee may at any time and from time to time execute and deliver to Lessor, or place of record, a release or releases covering all or any portion or portions of the Leased Premises (except for any part of the Lease committed to a Mining Unit which, under the provisions of Section 9 above, may not be eliminated from the unit) and thereby surrender this Lease as to all of such portion or portions and terminate, from and after the date of release and surrender, all obligations as to the acreage surrendered except royalty obligations accrued as of the day of the surrender.

16. This lease and all provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns. Reference herein to "Lessor" and "Lessee" shall include reference to their respective heirs, executors, administrators, successors and assigns. Should any one or more of the parties named as Lessor fail to execute this Lease, it shall nevertheless be binding upon the party or parties executing the same.

The addendum that is attached hereto is hereby made a part hereof as Section 17.

IN WITNESS WHEREOF, this Lease is executed as of the day and year first above written.

Robbie Nell Karnei (signature) | Roland Karnei (signature)

Robbie Nell Karnei | Roland Karnei

ACKNOWLEDGEMENTS

STATE OF Tx §
§
COUNTY OF GOLIAD §

Before me, the undersigned authority, on this day personally appeared Robbie Nell Kamel, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this 3 day of APRIL, 2006

Bonnie Doerr
Notary Public in and for the State of Texas

BONNIE DOERR
Notary Public
State of Texas
Comm. Exp. 3-31-2007

STATE OF Tx §
§
COUNTY OF GOLIAD §

Before me, the undersigned authority, on this day personally appeared Roland Kamel, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he xecuted the same for the purposes and consideration therein expressed.

Given under my hand and seal this 3 day of APRIL, 2006

Bonnie Doerr
Notary Public in and for the State of Texas

BONNIE DOERR
Notary Public
State of Texas
Comm. Exp. 3-31-2007

17. Other Provisions:

(a) If Lessee exercises its right to extend this Lease for an additional five (5) years as provided for in Paragraph 3, then this Lease must be extended as to not less than one-half (1/2) of the acres of the Leased Premises.

(b) Notwithstanding any provisions of this Lease to the contrary, in addition to the obligations imposed by Article 6, Lessee shall fill all test holes drilled on the Leased Premises and otherwise restore the surface to its original condition insofar as practical. Upon abandonment of any well drilled for the purpose of producing uranium ores by the leaching process, Lessee shall, at its own expense, plug and abandon the same in accordance with the rules and regulations of the appropriate regulatory commission having jurisdiction, and cut off all casing at least (3') feet below the surface of the ground.

(c) Before abandoning any well capable of being used as a water well, Lessee shall offer the same to Lessor, and if they elect to accept same, Lessee shall turn said well over to Lessor with the casing intact, and Lessee shall then be relieved of any further liability for said well.

(d) Lessee shall notify Lessor before entering said premises to conduct any operations. Such notice shall be directed to Lessor at ______________________ Phone: ______________. Likewise, Lessor shall notify Lessee of any lease (including hunting, grazing or oil and gas) executed by them during the term of this Lease in order that operations of each party entitled to be on said land may be coordinated.

(e) Lessee shall make reasonable efforts to conduct its operations in such a manner as to avoid cutting any trees; provided, however, Lessee may remove any tree that would unreasonably hinder it in conducting its operations in an efficient manner.

(f) In the event there are no laws or rules of regulatory agencies having jurisdiction, including those for protection of the environment, prevention of water pollution and reclamation of the mined land in full force and effect at the time of conducting mining operations on the leased premises, then in such event Lessee shall conduct such operations in a manner that would comply with said laws and rules as are now in effect.

(g) Ingress and egress for any purpose shall be at a place designated by Lessor, but Lessor shall not make any unreasonable demands in selection of such place of ingress and egress. Lessee shall install a 16-foot cattle guard at point of entrance and wherever a fence is crossed with a swinging bar across same, capable of being locked. Where hog proof fences are in place lessee shall provide and maintain hog proof gates for access.

(h) Lessee shall repair or replace all fences damaged by its operations with same materials and design so as to restore fence to original condition.

(i) Lessee agrees that no method of open pit mining shall be employed to extract Leased substances from any lands covered by this Lease.

(j) Lessee agrees to pay as damages $10 per rod for pipeline crossings constructed for the transportation of Lessor's uranium to the production facility. All pipelines outside fenced production area shall be buried below plow depth (3'), if governmental agencies allow for burial of said line.

(k) Lessee agrees to indemnify, defend and hold harmless Lessors, their heirs, administrators, successors or assigns from and against any and all claims for damages made against Lessors by third parties (including surface owners) or by Lessee or any of its employees, agents, invitees or licensees, or by any contractor or person using the premises by virtue of this Lease.

(l) Lessee will, as a part of the Texas Commission on Environmental Quality (TCEQ) in-situ mine permitting process, be required to establish baseline groundwater parameters in order to determine current groundwater quality. Upon termination of in-situ mining operations, Lessee will be required to restore groundwater quality consistent with TCEQ requirements.

(m) Lessee shall have free use of water (except water from Lessor's wells, tanks and reservoirs) for all operations hereunder; however, Lessee shall have the right to test water from these sources. Exploration, solution mining and restoration operations wherever situated on the Leased Land shall be conducted so not to damage or destroy any water supply of lessor. In the event, however, that such activity, in order to properly explore solution mine and develop said Leased Land should result in damage to or in destruction of any such water supply, then Lessee, at Lesse's option, shall repair, restore or replace any such well, tank, reservoir or other water facility so damaged or destroyed, with reasonable diligence and dispatch, weather permitting, or if not feasible then Lessee shall pay to Lessor a reasonable compensation for any such damage so

sustained. Any such water facility so repaired, restored or replaced shall be of a capacity and quality equal to that which was damaged or destroyed. Lessee agrees to provide lessor with water test data consistent with periodic reporting requirements of the Texas Commission on Environmental Quality.

(n) Lessee agrees to abide by applicable state and federal regulatory agency permit and operations requirements for mining and production and restoration (underground and surface). When production and underground restoration is completed in any given wellfield located on leased premises, and release is granted as to satisfaction of all regulatory requirements, Lessee will proceed with the surface restoration in a prudent and timely manner as required by law to satisfy applicable regulatory requirements. Surface restoration shall be defined to include but not limited to the following: remove equipment, plug back, restore and reseed the surface, remove temporary fencing, remove roads, remove cattle guards, etc. to the mutual and reasonable satisfaction of both Lessee and Lessor. Lessor intends to have the surface restored to the original condition; however, Lessor, at his option may elect to retain portions of roads or fences or other improvements for his future use. The costs to complete all restoration shall be borne by the Lessee. In addition, Lessee warrants that any cash bond requirements imposed by applicable federal and state agencies shall be in place prior to production operations, specifically, but not limited to, the TCEQ.